Exhibit 10

Annual Incentive Plan

The Annual Incentive Plan (“Plan”) provides eligible employees the opportunity to earn cash awards for Company and individual performance during the Performance Period.

Performance Period: The Company’s fiscal year beginning on September 1, 20__ and ending on August 31, 20__.

Eligibility: All regular full-time and part-time employees of Monsanto Company and its subsidiaries (the “Company”) who do not participate in a sales or business-specific annual incentive plan.

Performance Goals:

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The People and Compensation Committee of the Board of Directors (the “Committee”) establishes Threshold, Target and Outstanding level goals (“Goals”) for the applicable Performance Period relating to the following financial metrics:

•	Net Sales (weighted 10%);

•	Diluted Earnings Per Share (weighted 50%); and

•	Free Cash Flow (“Cash Flow”) (weighted 40%).

•	Each employee participating in the Plan (a “Participant”) also has individual performance goals relating to business and/or development and people initiatives.

General Provisions:

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Each Participant is provided a “Target Incentive Opportunity” for the Performance Period, expressed as a percentage of base pay in effect as of the last day of the Performance Period (i.e., August 31, 20__).

•	The Plan’s “Target Award Pool” is the sum of the dollar amount of all Participants’ Target Incentive Opportunities.

Plan Funding:

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After the end of the Performance Period, the Committee determines the funding of the Award Pool based upon the Company’s performance against each of the Net Sales, EPS and Cash Flow goals (considering each Goal’s respective weightings), as follows:

Performance Level	Potential Award Pool Funding (As a Percent of Target Award Pool)
Threshold	35%
Target	100%
Outstanding	200%

•	The “Funding Factor” determined by the Committee is multiplied by the Plan’s Target Award Pool to determine the amount of the Award Pool for the Performance Period.

•	Special considerations for the Committee to follow when determining funding of the Award Pool:

•	The Committee may consider subjective factors in determining whether or not any Goal has been attained and the amount of Award Pool funding.

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The Award Pool will fund at 20% of Target-level funding in the event the Company pays dividends with respect to each of its fiscal quarters ending during the Performance Period. However, if the Company fails to attain at least the Threshold-level of performance with respect to the EPS Goal, the Award Pool may not be funded at a level greater than 20% of Target-level funding.

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One or more of the Goals may be funded at above Outstanding-level funding if the Committee determines that Company performance with respect to the Goal warrants such funding; provided, however, the overall funding of the Award Pool is capped at 200% of Target-level funding unless the Committee determines in its sole discretion to fund above 200%.

Allocation of the Award Pool:

•	The Award Pool is allocated among Participants based upon the:

•	Participant’s Target Annual Incentive Opportunity for the fiscal year;

•	performance of the Participant’s business or function measured against business or function goals; and

•	each Participant’s individual performance during the fiscal year

◦	People leaders: 50% of Award based on development of people, team and self (including diversity and inclusion); 50% based on business results

◦	Non-managers: 75% of Award based on business results; 25% on personal development

•	Any amount earned by a participant under the terms of the Plan (an “Award”) will be paid in November following the Performance Period.

•	A Participant’s Award may be greater than 200% of his or her Target Incentive Opportunity.

Events Affecting Payout of Individual Awards:

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If a Participant commences employment with the Company during a Performance Period, the Participant is eligible for a pro-rated Award reflecting the actual number of months worked during the Performance Period (rounded to the nearest whole month).

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If a Participant’s Target Incentive Opportunity changes during the Performance Period (by reason of a promotion or demotion or otherwise), the Participant is eligible for an Award reflecting the Target Incentive Opportunity in effect on the last day of the Performance Period.

•	If a Participant’s base pay changes during the Performance Period, the Participant’s Award is based on the Participant’s base pay in effect on the last day of the Performance Period.

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If a Participant transfers employment within the Company or to a subsidiary of the Company, the Participant’s Award will come from the unit, division or subsidiary in which the Participant is working as of the last day of the Performance Period. In such an event, the Participant’s performance for the entire Performance Period will be considered in determining the amount of the Participant’s Award.

•	A Participant who:

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voluntarily resigns other than on account of “Retirement” forfeits all rights to the Participant’s Award unless the resignation occurs after the end of the Performance Period. “Retirement” is defined as a voluntary termination of employment on or after the attainment of age 55 and five years of employment with the Company and its affiliates.

*
involuntarily separates without cause (including by reason of poor performance), retires, dies, or becomes permanently disabled (under the terms of any disability income plan applicable to such Participant), is eligible to receive a prorated payment in respect of the Participant’s Award based on the Participant’s employment during the Performance Period (rounded to the nearest whole month), provided that the Participant worked at least three whole months during the fiscal year.

*
incurs a termination of employment for “cause” (as defined below), forfeits all rights to the Participant’s Award. A termination of employment for “cause” is defined as an involuntary termination of the Participant’s employment on account of the Participant engaging in (i) any willful or intentional neglect in performing the Participant’s duties, including, but not limited to, fraud, misappropriation or embezzlement involving property of the Company or an affiliate, or (ii) any other intentional wrongful act that may impair the goodwill or business of the Company or an affiliate, or that may cause damage to any of their businesses.

•	Continued eligibility for employees employed in the United States who become represented by a collective bargaining unit during the Performance Period will be determined by good faith bargaining.

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The AIP, and any actions taken hereunder, shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the application of the conflicts of law provisions thereof or any other state.

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